Exhibit 10.9

Dennis Zeleny Senior Vice President and Chief Human Resources Officer

January 19, 2010	Sunoco, Inc. 1735 Market Street Ste LL Philadelphia PA 19103-7583 215 977 3222 Fax 215 977 3743 dzeleny@sunocoinc.com

Ms. Stacy L. Fox

1150 Griswold #3115

Detroit, Ml 48226

Dear Stacy:

On behalf of Lynn Elsenhans, I am delighted to extend this employment offer to you to join Sunoco, Inc. as Senior Vice President and General Counsel. In this position, you will be reporting to Lynn, Sunoco’s Chairman and CEO. Contained herein are the specifics of the offer to you to join Sunoco, Inc.

You are required to complete a physical examination and substance screening in advance of your start date or within a reasonable time thereafter. Your examination and screening will be coordinated by Sunoco’s Medical Director once we have received your written acceptance of this offer. This offer is subject to a satisfactory result on the substance screening test, a customary background and reference check and Board approval of your election as Senior Vice President and General Counsel.

Compensation

Cash

For 2010, your annual salary will be $500,000. Your target bonus under the annual bonus plan will be approximately 70% of your salary, or $350,000, for total annualized targeted cash compensation of $850,000.

Since 2010 will be a partial year, any salary earned, and any bonus amount paid, will be pro-rated based on the portion of the year that you actually serve. Performance metrics for the 2010 annual bonus plan will be established by the Compensation Committee at their March 2010 meeting and will be communicated following approval. The performance metrics for future years are subject to change at the discretion of the Committee.

You will also be granted a one-time cash award in the amount of $200,000 payable within thirty (30) days of your start date. This cash award will be paid net of taxes. If you leave voluntarily or you are terminated by the Company for “Just Cause,” as defined in the Sunoco, Inc. Special Executive Severance Plan, before the 24-month anniversary of your start date, you will be required to reimburse the Company for the full amount of the one-time cash award.

January 19, 2010

Equity

Subject to Compensation Committee approval, you will receive a one-time grant of restricted share units equal in value to approximately $200,000 at the date of grant. The grant date will be the next regularly scheduled meeting of the Compensation Committee of Sunoco’s Board of Directors following your start date. The number of share units awarded will be determined on the date of grant by dividing the targeted value by the closing common stock share price on the grant date. The share units will vest on the third anniversary of the date of grant, and the distribution will be made to you in the form of net common shares after taxes within 2-1/2 months after the vesting date. Dividend equivalents accrued up through the vesting date will be paid in cash net of required taxes. A voluntary termination by you or termination by the Company for any reason, other than pursuant to a change in control, will result in the forfeiture of any unvested share units. All long-term incentive awards granted to our executives are made under the Company’s Long-Term Performance Enhancement Plan II (“LTPEPII”), and you will receive a separate award document related to this sign-on equity award after the grant date.

For the 2010 annual equity grant cycle, you will be eligible to receive equity grants consistent with your position. By way of example, the 2008 target equity grant value for this position was approximately $800,000, equally split in value between stock options and performance-based common stock units (“CSUs”). The CSU performance metrics are reviewed and will be approved at the March Compensation Committee meeting. For the most recent performance-based CSUs granted, the performance measure is Total Shareholder Return measured against the proxy peer companies. Please note that equity award mix and the CSU performance metrics are reviewed annually by the Compensation Committee, and are subject to change in future years at the discretion of the Committee. The March 2010 equity awards will be made under LTPEP II, and you will receive separate award documents.

Stock Ownership Guidelines

Sunoco executives are subject to stock ownership guidelines that are expected to be met within 5 years. The ownership guidelines, expressed as a multiple of base salary, vary by job level. For 2010, the guideline is currently 3 times the annual salary. Restricted share units and CSUs do not count toward these share ownership guidelines until fully vested, and stock options do not count toward these guidelines until exercised, and, in each case, only the underlying shares received and held count.

Relocation

Sunoco’s relocation policy will be made available to you and includes temporary living arrangements and reimbursement for all reasonable and customary home purchase costs, moving, storage and other incidental relocation expenses. The Sunoco relocation policy includes a repayment provision should you leave the company within 24 months from date of hire.

January 19, 2010

Paid Time Off

You will be entitled to 200 hours of paid vacation annually. In addition, you will also be allocated either 18 or 24 floating holiday hours each year depending on whether you elect to participate in Sunoco’s 9/80 program. These floating holidays are in addition to the normal Company designated holidays. Since 2010 will be a partial year, your vacation will be pro-rated depending on your start date.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees including comprehensive health plans, disability, life insurance, and savings plans. The disability plan requires a mandatory employee contribution of 0.5% of base pay annually.

Annually, you will be entitled and encouraged to have a thorough physical examination performed at no cost to you.

We have announced that we are freezing the benefits under the Sunoco, Inc. Executive Retirement Plan and the Sunoco, Inc. Retirement Plan effective June 30, 2010. However, after you have completed one year of service with Sunoco, you will accrue a benefit under these Plans for the period beginning on the first of the month following your start date to June 30, 2010. Both credited service and pensionable earnings will be frozen on June 30, 2010, and accordingly you will not accrue any additional benefits after that date.

The Sunoco savings plan, SunCAP, matches your contribution up to 5% of your base pay. Matching amounts in excess of statutory limits will be provided in the Company’s non-qualified Savings Restoration Plan. Beginning July 1, 2010, Sunoco is adding a profit-sharing feature to the SunCAP Plan. This contribution is discretionary on the part of the Company, and can be made in any amount up to 3% of your annual base pay. Eligibility for both the Company match and the profit-sharing contribution commences after one year of service.

Every executive, including the Senior Vice President and General Counsel, is an employee at will. You will be eligible to participate in the Sunoco, Inc. Executive Involuntary Severance Plan which provides severance payments in the event of an involuntary termination other than for cause. You will also be eligible to participate in the Sunoco, Inc. Special Executive Severance Plan, which provides severance benefits to an executive whose employment is involuntarily terminated or who resigns for good reason in connection with or following a change in control, except that you will not be eligible for the gross-up payment and the associated benefits provided in Section 4.7 “Parachute Payments” of the Plan.

January 19, 2010

More complete descriptions of Sunoco’s plans including the Summary Plan Descriptions and plan documents are available on request. Enclosed for your reference please find copies of the Benefits Related Items for Executives, copies of the two executive severance plans, and moving and relocation information. The Board and/or the Company reserves the right to make changes to its policies, procedures and plans at any time.

Please review this offer letter. If you elect to accept our offer, please sign and return to us a counterpart signature page no later than January 26, 2010.

Congratulations, Stacy! We are eager for you to join the Sunoco team, and look forward to your positive response.

Sincerely,

/s/ Dennis Zeleny
Dennis Zeleny

cc:	L. L. Elsenhans

I accept this offer to be Senior Vice President and General Counsel.

/s/ Stacy L. Fox
Signature